                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                    FINAL TERMS NO: 1601 DATED 20 MARCH 2006

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $22,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2010,
   CURRENTLY TOTALING A$912,000,000.00 (A$912,000,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 20, 2004 and the accompanying prospectus dated December 17, 2004 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website.

1.  (i)   Issuer:                            Queensland Treasury Corporation
    (ii)  Guarantor:                         The Treasurer on behalf of the Government of Queensland

2.        Benchmark line:                    2010
                                             (to be consolidated and form a single series with QTC
                                             5.5% Global A$ Bonds due 14 May, 2010, ISIN US748305F57)

3.        Specific Currency or Currencies:   AUD ("A$")

4.  (i)   Issue price:                       102.356%
    (ii)  Dealers' fees and commissions      No fee or commission is payable in respect of the issue
          paid by Issuer:                    of the bond(s) described in this Pricing Supplement.
                                             Instead, QTC pays fees and commissions in accordance with
                                             the procedure described in the QTC Offshore and Onshore
                                             Fixed Interest Distribution Group Operational Guidelines.

5.        Specified Denominations:           A$1,000

6.  (i)   Issue Date:                        23 March 2006
    (ii)  Record Date (date on and from      7 May/7 November
          which security is Ex-interest):
    (iii) Interest Payment Dates:            14 May/14 November

7.        Maturity Date:                     14 May 2010

8.        Interest Basis:                    5.5 per cent Fixed Rate

9.        Redemption/Payment Basis:          Redemption at par

10.       Change of Interest Basis or        Not Applicable
          Redemption/Payment Basis:

11. (i)   Status of the Bonds:               Senior and rank pari passu with other  senior,  unsecured
                                             debt obligations of QTC
    (ii)  Status of the Guarantee:           Senior and ranks pari passu with all its other  unsecured
                                             obligations

12.       Method of distribution:            Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions
          Applicable

    (i)   Rate(s) of Interest:               5.5 percent per annum payable semi-annually in arrears
    (ii)  Interest Payment Date(s):          14 May and 14 November  in each year up to and  including
                                             the Maturity Date
    (iii) Fixed Coupon Amount(s):            A$27.50 per A$1,000 in nominal amount
    (iv)  Determination Date(s):             Not Applicable
    (v)   Other terms relating to the        None
          method of calculating interest
          for Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:            A$1,000 per bond of A$1,000 Specified

                                             Denomination

15.       Early Redemption Amount(s)         Not Applicable
          payable on redemption for
          taxation reasons or on event of
          default and/or the method of
          calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                     Permanent Global Note not exchangeable for Definitive
                                             Bonds

17.       Additional Financial Centre(s)     Not Applicable
          or other special provisions
          relating to Payment Dates:

18.       Talons for future Coupons or       No
          Receipts to be attached to
          Definitive Bonds (and dates on
          which such Talons mature):

19.       Other terms or special             Not Applicable
          conditions:

                                  DISTRIBUTION

20. (i)   If syndicated, names and           Not Applicable
          addresses of Managers and
          underwriting commitments:
    (ii)  Date of Dealer Agreement:          20 March 2006  (the "Trade Date")
    (iii) Stabilizing Manager(s) (if any):   Not Applicable

21.       If non-syndicated, name and        Westpac Banking Corporation
          address of relevant Dealer:        Level 4
                                             255 Elizabeth Street
                                             SYDNEY NSW 2000

22.       Whether TEFRA D or TEFRA C         TEFRA Not Applicable
          rules applicable or TEFRA rules
          not applicable:

23.       Additional selling restrictions:   Not Applicable

LISTING APPLICATION

This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

1.    LISTING

(i)   Listing:                                     Bourse de Luxembourg.
(ii)  Admission to trading:                        Application has been made for the bonds to be
                                                   admitted to trading on the regulated market of the
                                                   Bourse de Luxembourg with effect from the Issue
                                                   Date.

2.    RATINGS

      Ratings:                                     The bonds to be issued have been rated:

                                                   S&P:     AAA
                                                   Moody's: Aaa

                                                   An obligation rated 'AAA' by S&P has the highest
                                                   credit rating assigned by Standard & Poor's.  The
                                                   obligor's capacity to meet its financial commitment
                                                   on the obligation is extremely strong.

                                                   Obligations rated Aaa by Moody's are judged to be
                                                   of the highest quality with minimal credit risk.

                                                   A credit rating is not a recommendation to buy,
                                                   sell or hold securities and may be revised or
                                                   withdrawn by the rating agency at any time.  Each
                                                   rating should be evaluated independently of any
                                                   other rating.

3.   INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.   REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:                       See "Use of Proceeds" section in the prospectus supplement.
(ii)  Estimated net proceeds:                      Not Applicable.
(iii) Estimated total expenses:                    Not Applicable.

5.    YIELD

      Indication of yield:                         5.39%

                                                   Calculated as 7 basis points less than the yield on the
                                                   equivalent A$ Domestic Bond issued by the Issuer under its
                                                   Domestic A$ Bond Facility on the Trade Date.

                                                   The yield is calculated on the Trade Date on the basis of the
                                                   Issue Price.  It is not an indication of future yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                                   US748305BF57
(ii)  Common Code:                                 21354040
(iii) CUSIP Code:                                  748305BF5
(iv)  Any clearing system(s) other than            Not Applicable
      Depositary Trust Company, Euroclear Bank
      S.A./N.V. and Clearstream Banking, societe
      anonyme and the relevant identification
      number(s):
(v)   Delivery:                                    Delivery free of payment
(vi)  Names and addresses of additional Paying     Not Applicable
      Agent(s) (if any):